Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of Vital Therapies, Inc. of our report dated March 11, 2014, except for the effects of the change in certain financial reporting requirements previously applicable to development stage companies described in Note 2 to the consolidated financial statements, as to which the date is September 19, 2014, relating to the financial statements of Vital Therapies, Inc. which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

San Diego, California

September 30, 2014